ConAgra Foods, Inc.

FOR IMMEDIATE RELEASE

CONAGRA FOODS ANNOUNCES DIVIDEND INCREASE; AUTHORIZES ADDITIONAL SHARE REPURCHASES

OMAHA, Neb., Sept. 27, 2007 – Today the board of directors of ConAgra Foods, Inc., (NYSE: CAG) announced two items related to the company’s capital allocation program:

•	The quarterly dividend has been raised to $0.19 per common share. This new rate will start with the Dec. 3, 2007 dividend payment, which will be made to shareholders of record as of Nov. 2, 2007.

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An additional $500 million of share repurchases has been authorized. The company plans to repurchase shares periodically, depending on market conditions, and may make purchases in the open market or through privately negotiated transactions.

Gary Rodkin, chief executive officer of ConAgra Foods, commented, "Today's board actions demonstrate continued confidence in the company's overall outlook and ability to generate strong amounts of free cash in the future. As always, we remain committed to returning capital to shareholders in a way that appropriately balances a healthy dividend, share repurchases and a strong balance sheet."

CONAGRA FOODS

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM and many others. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The Company undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, the Company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the Company’s peanut butter recall, access to capital, actions of governments and regulatory factors affecting the Company’s businesses and other risks described in the Company’s reports filed with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.